EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 21, 2006, relating to (a) the financial statements of Comcast Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in the 2005 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2005, and (b) the financial statement schedule of Comcast Corporation appearing in the Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 27, 2006